Exhibit 99.1

Cerecor Reports Fourth Quarter and Full Year 2018 Results

-Significant Advancement in Pipeline and Regulatory Milestones
-Meets Increased 2018 Revenue Guidance
-Announces Net Revenue Guidance of $20-22 Million for 2019

Rockville, MD - March 18, 2019 -- Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company focused on becoming a leader in development and commercialization of treatments for rare and orphan diseases in pediatrics and neurology, today announced positive fourth quarter and full year results for 2018. Cerecor met increased 2018 guidance while hitting significant research, development and regulatory milestones.

“Strong performance against our corporate objectives continued into the fourth quarter of 2018,” said Peter Greenleaf, Chief Executive Officer of Cerecor. “We are extremely pleased with our research, development and regulatory efforts as well as achieving numerous corporate milestones towards organizational transformation.”

Recent Financial Highlights

•	Met increased full-year 2018 revenue guidance with $18.3 million of net revenue

•	Net Sales Q4 quarter growth of +22% *

•	New Rx Q4 quarter growth of +19.4% *

•	Strengthened the balance sheet with a $5.7 million dollar warrant exercise in December of 2018, followed by a common stock offering of $10 million dollars in March of 2019

Recent Corporate Highlights

•	FDA Granted Rare Pediatric Disease Designation for CERC-801 for patients with Inborn Error of Metabolism - Oct 2018

•	FDA submission of three orphan drug designation requests for substrate replacement therapies to treat Congenital Disorders of Glycosylation - Oct 2018

•	FDA Accepts IND Application for CERC-801 for the treatment of PGM1 Deficiency - Jan 2019

•	FDA Grants Cerecor’s Three Substrate Replacement Therapies Orphan Drug Designation - Jan 2019

•	U.S. patent granted for CERC-301; extending patent to 2035 - Feb 2019

Fourth Quarter 2018 Financial Results and Full Year 2018 Highlights
Cerecor met its full-year 2018 net revenue guidance with annual net revenues of $18.3 million due to continued sales growth from its pediatric products. Cerecor’s balance sheet was also strengthened with a

*Due to the timing of the Zylera and Avadel acquisitions, quarter to quarter prior year growth comparisons were not used as an indicator of past performance. For Q1 2019 and going forward, quarter to quarter prior year growth comparisons will be utilized as a performance indicator.

warrant exercise, resulting in $5.7 million dollars of additional cash in December, leading to a year-end cash balance of $10.6 million, representing an $8.2 million increase in cash as compared to the prior year.
Net product revenues increased to $4.8 million for the fourth quarter of 2018 as compared to $1.9 million for the fourth quarter of 2017. This increase was primarily due to the Company’s acquisition of TRx in November 2017 and Avadel pediatric products in February 2018. Total net revenues for the fourth quarter were $5.0 million compared to $2.2 million for the prior year.
Total operating expenses increased $3.9 million to $10.5 million for the fourth quarter of 2018 as compared to the same period in 2017. This increase was mainly driven by increases to the cost of products sold and sales and marketing expenses, which were directly related to the acquisitions of TRx and the Avadel pediatric products as well as our expansion of our U.S. sales organization.
Net loss for the fourth quarter was $5.6 million as compared to the prior year quarter net loss of $3.1 million. The increase in net loss for the quarter was mainly driven by an increase in operating expenses.

Condensed Consolidated Statement of Operations

(in thousands except per share data)	(unaudited) Three Months Ended December 31, 2018	(unaudited) Three Months Ended December 31, 2017	Twelve Months Ended December 31, 2018 (a)	Twelve Months Ended December 31, 2017 (a)
Revenues				
Product revenue, net	$ 4,825	$ 1,910	$ 17,871	$ 1,910
Sales force revenue	159	278	456	278
License and other revenue	—	—	—	25,000
Grant revenue	—	45	—	625
Total revenues, net	4,984	2,233	18,327	27,813
Operating expenses:				
Cost of product sales	2,080	636	7,478	636
Research and development	2,006	1,961	5,787	4,373
Acquired in-process research and development	—	—	18,724	—
General and administrative	2,843	3,020	10,677	7,941
Sales and marketing	2,633	569	8,523	570
Amortization expense	1,217	404	4,532	403
Impairment of intangible assets	—	—	1,862	—
Change in fair value of contingent consideration	(302)	—	58	—
Total operating expenses	10,477	6,590	57,641	13,923
(Loss) income from operations	(5,493)	(4,357)	(39,314)	13,890
Other expense:				
Change in fair value of warrant liability and unit purchase option liability	47	(28)	25	(30)
Other (expense) income, net	(5)	—	14	—
Interest (expense) income, net	(234)	31	(812)	(24)
Total other (expense) income, net	(192)	3	(773)	(54)
Net (loss) income before taxes	(5,685)	(4,354)	(40,087)	13,836
Income tax (benefit) expense	(125)	(1,263)	(34)	1,966
Net (loss) income	$ (5,560)	$ (3,091)	$ (40,053)	$ 11,870
Net (loss) income attributable to common shareholders	$ (7,217)	$ (3,091)	$ (41,710)	$ 7,772
Net (loss) income per share of common stock, basic and diluted	$ (0.18)	$ (0.11)	$ (1.20)	$ 0.42
Weighted-average shares of common stock outstanding, basic	40,780,564	28,541,403	34,773,613	18,410,005
Weighted-average shares of common stock outstanding, diluted	40,780,564	28,541,403	34,773,613	18,754,799

(a) The condensed consolidated statements of operations for the years ended December 31, 2018 and 2017 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Condensed Consolidated Balance Sheets

Outlook
The Company expects full-year 2019 net revenue in a range of $20 to $22 million. These estimates are forward-looking statements that reflect management’s current expectations for Cerecor’s 2019 performance. Actual results may vary materially, whether as a result of market conditions, or other factors, including those described in the “Risk Factors” sections of our SEC filings.
About Cerecor

Cerecor is a biopharmaceutical company focused on becoming a leader in the development of orphan neurologic and pediatric therapies that make a difference in the lives of patients. The Company’s pipeline is led by CERC-301, which Cerecor is currently exploring as a novel treatment for neurogenic orthostatic hypotension. Cerecor has six additional programs in development, including CERC-406 for Parkinson’s Disease, CERC-611 for epilepsy, CERC-801, CERC-802, and CERC 803 for Congenital Disorders of Glycosylation and CERC-913 for DGUOK Deficiency a mitochondrial DNA Depletion Syndrome. The Company’s R&D efforts are supported by revenue from its franchise of commercial medications led by Poly-Vi-Flor® and Tri-Vi-Flor® (multivitamin and fluoride supplement tablet, chewable and suspension/drops). In February 2018, the Company added to its marketed product portfolio by acquiring Karbinal™ ER, AcipHex® Sprinkle™, Cefaclor for Oral Suspension, and Flexichamber™.
For more information about Cerecor, please visit www.cerecor.com.
Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review (including as it may be impacted by government shut-downs), potential attributes and benefits of product candidates; the expansion of Cerecor’s drug portfolio; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: drug development costs, timing and other risks; Cerecor’s cash position and the potential need for it to raise additional capital; risks associated with acquisitions, including the need to quickly and successfully integrate acquired assets and personnel; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.
For media and investor inquiries
John Woolford
Westwicke Partners
john.woolford@westwicke.com
443-213-0506 office
410-375-3658 cell